SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  [_]

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[_]      Preliminary Proxy Statement
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         (as permitted by Rule 14a-6(e) (2))
[_]      Definitive Proxy Statement
[X]      Definitive Additional Materials
[_]      Soliciting Material Pursuant to Rule 14a-12


                      METROMEDIA INTERNATIONAL GROUP, INC.
                      ------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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                [METROMEDIA INTERNATIONAL GROUP, INC. LETTERHEAD]


                                                September 21, 2001

Dear Stockholder:

                  Your Board of Directors is sending you the enclosed WHITE proxy card in connection with the 2001 Annual Meeting of Stockholders of Metromedia International Group, Inc. At the Annual Meeting, you will be asked to consider and vote upon the election of three Class III directors to serve for three-year terms. Your Board of Directors recommends that you vote to re-elect John S. Chalsty, Clark A. Johnson and Silvia Kessel.

o Mr. Chalsty is an independent director with broad financial and business expertise, including serving as President, Chief Executive Officer and Chairman of Donaldson, Lufkin & Jenrette, Inc. during his 30-year career at that firm.

o Mr. Johnson is an independent director who served for 10 years as Chief Executive Officer of Pier 1 Imports, a NYSE-listed company, and brings extensive management experience and business acumen to your Board of Directors.

o Ms. Kessel has been a director and an executive officer of the company since 1995. Ms. Kessel has extensive knowledge in corporate financial matters and has years of experience in the telecommunications industry. Ms. Kessel's knowledge and experience allow her to play a key role as an information conduit between management and your Board of Directors, and to assist your Board to make informed decisions in the best interest of stockholders.

                  News Corporation, our largest unaffiliated stockholder, has informed us that it has decided to vote its shares in support of your Board's nominees and in accordance with your Board's recommendations on the other matters to be considered at the Annual Meeting.

                                    CAUTION!

                  You may have received a letter and proxy statement from Elliott Associates, L.P. and Elliott International, L.P. (together, the "Elliott Group") and their well-compensated advisors, Lens Investment Management, LLC ("Lens"). The Elliott Group is threatening a disruptive and costly proxy contest at the Annual Meeting by seeking to elect two principals of Lens to your Board of Directors.

              DO NOT VOTE IN FAVOR OF THE ELLIOTT GROUP'S NOMINEES!

             YOUR BOARD IS ACTIVELY PURSUING A STRATEGY DESIGNED TO
              MAXIMIZE VALUE FOR ALL METROMEDIA INTERNATIONAL GROUP
                                  STOCKHOLDERS.

                  Your Board of Directors, with the assistance of Salomon Smith Barney and ING Barings, both prominent, internationally-recognized investment banking firms, has conducted a detailed financial analysis of the company and is currently evaluating a variety of strategic alternatives, including possible sales of assets, spin-offs and other transactions to determine whether any of those alternatives will maximize your investment in Metromedia International Group. These transactions are very complicated and involve sensitive negotiations with a number of constituencies, including our lenders, noteholders and preferred stockholders. Your Board believes that many of the Elliott Group's proposals are, in contrast, overly simplistic schemes that may benefit the Elliott Group and their well-compensated advisors at Lens. We will not proceed with any transactions that we believe are not in the best interests of all our stockholders. IT IS YOUR BOARD'S RESOLVE TO MAXIMIZE LONG-TERM VALUE FOR ALL STOCKHOLDERS.

                  The interests of all our stockholders will be best served if our nominees are re-elected and given the opportunity to continue to assist us in carefully designing and executing strategy to maximize stockholder value. We ask you to support your Board by returning the enclosed WHITE proxy card today and discarding any blue proxy card sent to you by the Elliott Group. If you have already returned a blue proxy card sent to you by the Elliott Group, you can have the Elliott Group proxy revoked by returning a later dated WHITE proxy card.

                     DO NOT BE MISLED BY THE ELLIOTT GROUP!

                  As you review our proxy statement, consider the following:

                  YOUR BOARD OF DIRECTORS IS FOCUSED ON MAXIMIZING THE VALUE OF YOUR SHARES. Your Board is actively pursuing a strategy designed to maximize the value of the company for all of its stockholders and has retained Salomon Smith Barney and ING Barings to assist in this process. We originally announced our intention to explore ways to separate Snapper, Metromedia China and our eastern European radio and cable businesses from our Russian and eastern European telephony businesses long before the Elliott Group commenced its disruptive and costly campaign. As we continue to evaluate strategic alternatives, we will pursue a strategy of increasing profitability and maximizing stockholder value.

                  The process of finalizing a restructuring transaction involves negotiating with our lenders, our noteholders, our preferred stockholders and other constituencies. Given the complexity of these negotiations and the number of parties involved, we have not yet been able to finalize a restructuring plan. We regret that this process has taken as long as it has, but we urge you to not let the Elliott Group's tactics disrupt this process that we have undertaken for the benefit of all stockholders!

                  YOUR BOARD OF DIRECTORS IS FOCUSED ON BUILDING THE LONG-TERM VALUE OF THE COMPANY'S ASSETS. Your Board recognizes and understands the value of the company's assets and is working diligently to maximize stockholder value. For example, during fiscal 2000, the company sold its 22% interest in Baltcom GSM, a joint venture that provides cellular services in Latvia, for $66 million in cash. The company will continue to work to maximize the value of its assets in this manner.

                  By contrast and as their proxy materials demonstrate, the Elliott Group has executed hundreds of trades in the company's common stock and in other complicated derivative security positions, even selling significant blocks of common stock while they were issuing self-serving press releases!

                  WHO EXACTLY IS THE ELLIOTT GROUP AND WHAT IS THEIR LONG-TERM INTENT WITH YOUR company? We believe that they are only interested in a short-term profit at the expense of our long-term stockholders (indeed, some of their purchases and sales from day to day involved profits as small as $.12 per share!). The Elliott Group's well-compensated advisors at Lens had no economic interest in our company until they were hired by the Elliott Group in an attempt to force your Board to take reckless and ill-advised actions that would harm the company's long-term value and prospects.

                  YOUR BOARD OF DIRECTORS IS CAREFULLY STUDYING PLANS TO SPIN OFF OR SELL NON-CORE ASSETS. Despite what the Elliott Group's proxy materials would have you believe, since 1995 the company has consistently maintained that Snapper is a non-strategic asset. Generally accepted accounting principles require the company not to classify Snapper's results of operations as an "asset held for sale" because Snapper was not sold in the required time period.

                  Your Board continues to seek to either spin off or sell the Snapper business. However, it is absolutely essential that we return that business to profitability and demonstrate consistent growth in order to maximize its value. Your Board will not simply "give away" Snapper. So far, the acquisition proposals that we have received do not reflect the intrinsic value of that business. The Elliott Group, on the other hand, suggests that the company dispose of Snapper immediately regardless of the price. Is this a prudent way to run a business or further evidence of their short-term trading approach? The Elliott Group's tactics, if successful, will force us to dispose of this valuable business at fire-sale prices.

                  YOUR BOARD OF DIRECTORS BELIEVES THAT THE ELLIOTT GROUP'S PROPOSED STOCK BUY-BACK IS NAIVE AND WOULD HARM THE COMPANY. The Elliott Group is attempting to force the company to buy back shares of its common stock. Your Board strongly disagrees with this approach for the following reasons.

o First, the company needs its cash resources to build its existing telecommunications investments and maximize the long-term value of those assets.

o Second, the covenants in the company's high-yield note indenture prohibit it from engaging in a stock buy-back program and any attempt to negotiate a waiver of those covenants is certain to result in the company being required to pay a substantial consent fee to its noteholders -- a waste of even more of our limited cash resources!

o Third, a stock buy-back would reduce the public float of the company's common stock harming both our stockholders' liquidity and our chances of obtaining coverage from Wall Street analysts.

                  THE ELLIOTT GROUP'S CRITICISMS OF OUR FINANCIAL REPORTING ARE UNFOUNDED. The Elliott Group claims that our structure is "complex" and that our financial reporting is "unclear." These assertions again demonstrate the Elliott Group's lack of experience with how business is conducted in the parts of the world in which the company operates. As investors familiar with our industry know, when doing business in Eastern Europe and Russia, it is a common and necessary practice to enter into joint ventures with local partners. These local partners are often vital to the overall success of the venture as they bring local expertise and knowledge and contribute infrastructure and technological assets, and are also required by the laws of many countries in which we do business.

                  Generally accepted accounting principles and our outside auditors require us to account for these joint ventures in the manner presented in our financial statements -- we are not allowed to consolidate these joint ventures in spite of what the Elliott Group may want. The lack of accounting consolidation, however, does not make these ventures any less valuable. For example, the sale of our interest in the Baltcom GSM venture as described above realized $66 million and we recorded a gain in connection with this transaction of $57 million.

                  Would the Elliott Group have suggested that we not make this investment because it was not consolidated for financial statement purposes? Is this the type of leadership you want on your Board? The Elliott Group's criticism clearly demonstrates their lack of familiarity with our industry or even basic accounting principles.

                  THE ELLIOTT GROUP'S NOMINEES LACK EXPERIENCE IN THE TELECOMMUNICATIONS INDUSTRY. The two nominees proposed by the Elliott Group do not have any significant experience in the industry in which the company operates, but rather are specialists in provoking disruptive and costly proxy contests, which are more often than not, as in this case, unwarranted. As the Elliott Group discloses in their own proxy materials, the nominees from Lens have no relevant experience in the industries in which the company operates or in the parts of the world in which the company's assets are located. They are also being well compensated by the Elliott Group, including receiving an option to purchase 300,000 shares of common stock at a $3.00 strike price.

                  THE ELLIOTT GROUP'S ASSERTION THAT JOHN KLUGE AND STUART SUBOTNICK PLAN TO TAKE THE COMPANY PRIVATE ARE UNFOUNDED AND IRRESPONSIBLE. Mr. Subotnick has clearly stated on numerous occasions, including in a recent letter to the editor published in BARRON'S, that he and Mr. Kluge have no intention of taking the company private. The Elliott Group is merely using scare-mongering tactics to disrupt the company's restructuring negotiations and your Board of Directors' efforts to maximize stockholder value.

           ASK YOURSELF IF THE ELLIOTT GROUP AND LENS ARE LOOKING OUT
                     FOR YOUR BEST INTERESTS - OR THEIR OWN?

                        WE BELIEVE YOUR CHOICE IS CLEAR.

o It is vital that Metromedia International Group continue to have in place a Board of Directors that understands the company and will act in the best interests of all stockholders.

o Your Board believes that its nominees, and not the Elliott Group's nominees, are in the best position to help the company evaluate its strategic alternatives, to decide on a course of action that is in the best interests of all stockholders, and to implement that course of action.

o News Corporation, our largest unaffiliated stockholder, has informed your Board that it has reviewed the company's proxy statement and the issues raised by the Elliott Group and has decided to vote its shares in support of your Board's nominees. News Corporation has also informed your Board that it supports the direction that current management is taking the company and, therefore, News Corporation will vote its shares in accordance with your Board's recommendations.

                  WE URGE YOU NOT TO ALLOW THE ELLIOTT GROUP'S TACTICS TO DISRUPT OR DICTATE THE FUTURE OF THE COMPANY AND YOUR INVESTMENT. YOUR BOARD RECOMMENDS THAT YOU VOTE THE WHITE PROXY CARD FOR ITS SLATE OF CANDIDATES FOR THE BOARD OF DIRECTORS.

                  We deeply regret that a disruptive proxy contest is being forced upon you at a time when the company's collective energies should be devoted toward maximizing value for all our stockholders. We believe your interests will be best served by electing the nominees of your Board of Directors. PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY. PLEASE DISCARD ANY BLUE PROXY CARD SENT TO YOU BY THE ELLIOTT GROUP. IF YOU HAVE ALREADY RETURNED A BLUE PROXY CARD, YOU CAN REVOKE THAT PROXY BY RETURNING A LATER DATED WHITE PROXY CARD.

                  If you have any questions as to how to vote your shares, please call Martin Cohen at (212) 606-4389, or call our proxy solicitor, Georgeson Shareholder, toll free at (800) 223-2064.

                  We would like to express our appreciation for your continued support.


                                   Sincerely,


                                   Your Board of Directors


                                   John W. Kluge, CHAIRMAN

                                   Stuart Subotnick, VICE CHAIRMAN, CHIEF
                                   EXECUTIVE OFFICER AND PRESIDENT

                                   John P. Imlay, Jr., DIRECTOR

                                   I. Martin Pompadur, DIRECTOR

                                   Leonard White, DIRECTOR

                                   Clark A. Johnson, DIRECTOR

                                   Silvia Kessel, DIRECTOR, EXECUTIVE VICE
                                   PRESIDENT, CHIEF FINANCIAL OFFICER AND
                                   TREASURER

                                   John S. Chalsty, DIRECTOR


                              ***** IMPORTANT *****

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As a result of a number of factors, including factors that Metromedia International Group, Inc. may not currently foresee, our results may differ materially from those set forth in the forward-looking statements. Please refer to our filings with the Securities and Exchange Commission for a more complete discussion of these factors.

                                  INSTRUCTIONS

1. If your shares are registered in your own name, please sign, date and mail the attached WHITE proxy card to Georgeson Shareholder in the postage-paid envelope provided today.

2. If you have previously signed and returned a blue proxy card to Elliott Associates, L.P., you have every right to change your vote. Only your latest dated card will count. You may revoke any blue proxy card already sent to Elliott Associates by signing, dating and mailing the attached WHITE proxy card in the postage-paid envelope provided. Any proxy may be revoked at any time prior to the 2001 Annual Meeting by delivering a later dated proxy for the 2001 Annual Meeting or a written notice of revocation to Georgeson Shareholder or the Secretary of Metromedia International Group, Inc., or by voting in person at the 2001 Annual Meeting.

3. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE proxy card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the attached WHITE proxy card in the postage-paid envelope provided. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a WHITE proxy card to be issued representing your shares.

4. After signing the attached WHITE proxy card do not sign or return the blue proxy card unless you intend to change your vote, because only your latest dated proxy card will be counted.

If you have any questions about giving your proxy or require assistance, please call:

                         [LOGO OF GEORGESON SHAREHOLDER]

                                 17 STATE STREET
                               NEW YORK, NY 10004

                         CALL TOLL-FREE: 1-800-223-2064
              BANKS AND BROKERAGE FIRMS CALL COLLECT: 212-440-9800